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                                                      REGISTRATION NO. 33-98528
                                                      RULE 424(b)(5)


                            SUPPLEMENT TO PROSPECTUS,
                             DATED NOVEMBER 25, 1997

                                  PhyCor, Inc.

                                3,000,000 Shares

                                  Common Stock

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         The Prospectus, dated November 25, 1997 (the "Prospectus"), to which this Supplement, dated February 25, 1998, is attached (the "Supplement"), relates to the resale by the holders thereof (the "Selling Shareholders") of up to 3,000,000 shares of Common Stock, no par value per share ("Common Stock"), of PhyCor, Inc. (the "Company") issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in transactions not involving public offerings in connection with the Company's affiliation and long-term relationships with single- and multi-specialty medical clinics, individual physician practices and related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. In addition, the Prospectus also relates to the resale by certain Selling Shareholders of Common Stock issued without registration under the Securities Act in transactions not involving public offerings upon the exercise of (i) options granted by the Company prior to the adoption by the Company of its stock incentive plans and (ii) stock purchase warrants issued, or to be issued from time to time, in connection with financing activities, acquisitions and related transactions, including, but not limited to, (A) warrants issued as consideration for consulting or other services provided or to be provided to the Company and the execution of a management or service agreement with the Company or an affiliate and (B) warrants issued by the Company to holders of shares of Common Stock of PhyCor Management Corporation, an entity in which the Company owns a minority equity interest.

         This Supplement relates to the proposed resale of 5,000 shares of the Company's Common Stock (the "Shares") by Ronald R. Loeppke, M.D. (the "Seller"). The Shares were issued to the Seller upon the partial exercise of a Stock Purchase Warrant (the "Warrant") granted to the Seller by the Company on February 20, 1992. The Company issued the Warrant to the Seller in consideration for consulting services provided to the Company pursuant to an Agreement, dated February 20, 1992, by and between the Seller and the Company (the "Agreement"). Terms defined in the Prospectus have the same meaning in this Supplement unless the context requires otherwise. All share numbers used herein give effect to a three-for-two stock split of the Common Stock effected on June 14, 1996 in the form of a 50% stock dividend and all prior stock dividends.

         THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215, ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL.

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                The date of this Supplement is February 25, 1998




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Selling Shareholder

         Pursuant to the Agreement, the Seller served as the coordinator of the Company's outcomes management program. In consideration of the services performed by the Seller, the Company granted the Warrant to the Seller. The terms of the Warrant provide that the Seller has the right to purchase an aggregate of 42,187 shares of Common Stock at an exercise price of $4.74 per share. Between May 15, 1996 and June 11, 1997, the Seller, in accordance with the terms of the Warrant, purchased an aggregate of 35,000 shares of Common Stock upon partial exercise of the Warrant. The Seller sold such shares pursuant to various Prospectus Supplements. The Seller, in accordance with the terms of the Warrant, purchased the Shares upon the partial exercise of the Warrant on February 25, 1998. The Seller intends to resell the Shares in accordance with the Prospectus.

Plan of Distribution

         This Supplement relates to the reoffering of the Shares by the Seller. The Seller has designated SunTrust Equitable Securities Corporation ("Equitable"), a registered broker-dealer, as agent for the resale of the Shares. The Shares will be sold in private or block transactions in the over-the-counter market (including the Nasdaq Stock Market (National Market System)) or otherwise at fixed prices which may be charged, at market prices prevailing at the time of the sale, at prices related to such prevailing market price, or at negotiated prices. Equitable has agreed to use its best efforts to sell the Shares on behalf of the Seller. The Seller and/or Equitable may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Seller, Equitable and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Seller and/or Equitable and any broker-dealers that act in connection with the sale of the Shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Act, and any commissions received by (or discounts allowed to) them and any profit on the resale of the Shares as principal may be deemed to be underwriting discounts and commissions.



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